Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS FIRST QUARTER EARNINGS, SOLID ASSET

QUALITY AND RECORD MORTGAGE LOAN ORIGINATIONS

WAYNE, NJ – April 24, 2013 – Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the first quarter of 2013 of $31.3 million, or $0.16 per diluted common share as compared to the first quarter of 2012 earnings of $34.5 million, or $0.18 per diluted common share.

Key highlights for the first quarter:

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Mortgage Banking Activities: Residential mortgage loan originations (including both new and refinanced loans) totaled a record high $577 million for the first quarter and were up almost 9 percent as compared to a strong fourth quarter of 2012. Valley sold approximately $437 million of residential mortgages during the first quarter, up approximately 13 percent from the fourth quarter of 2012. Gains on sales of residential mortgage loans declined by $576 thousand to approximately $15.1 million for the first quarter of 2013 as compared to $15.6 million for the fourth quarter of 2012 mainly due to lower pricing caused, in part, by changes in market interest rates during the first quarter. We expect the mortgage loan pipeline to remain strong during the second quarter of 2013 due to the historically low market interest rates, the success of Valley’s low fixed-price refinance programs and the continued housing market recovery.

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Asset Quality: As a result of a $7.8 million increase in the fair value of non-accrual debt securities at March 31, 2013, our non-performing assets increased by 2.4 percent to $200.3 million at March 31, 2013 as compared to $195.5 million at December 31, 2012. The number of non-accrual debt securities remained unchanged from December 31, 2012. Total non-accrual loans decreased to $125.6 million, or 1.16 percent of our entire loan portfolio of $10.8 billion, at March 31, 2013, compared to $131.8 million, or 1.20 percent of total loans, at December 31, 2012. The $6.2 million decrease in non-accruals was due to declines in all loan categories. Total loan delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans were 1.70 percent at March 31, 2013. See “Credit Quality” section below for more details.

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Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: The provision for losses on non-covered loans and unfunded letters of credit was $3.9 million for the first quarter of 2013 as compared to $5.2 million for the fourth quarter of 2012 and $5.7 million for the first quarter of 2012. Net loan charge-offs on non-covered loans increased to $9.8 million for the first quarter of 2013 (or 0.36 percent of average loans on an annualized basis), compared to $4.3 million for the fourth quarter of 2012 and $6.3 million for the first

Valley National Bancorp (NYSE: VLY)

2013 First Quarter Earnings

April 24, 2013

quarter of 2012. The increase in net charge-offs was largely due to a $5.0 million charge related to one impaired loan relationship (resulting from fraudulent activities by the borrower). At March 31, 2013, our allowance for losses on non-covered loans and unfunded letters of credit totaled $117.2 million and was 1.10 percent of non-covered loans, as compared to 1.13 percent and 1.12 percent at December 31, 2012 and March 31, 2012, respectively.

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Provision for Losses on Covered Loans: During the first quarter of 2013, we recorded a $2.2 million credit to the provision for losses on covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) related to a decrease in the estimated additional credit impairment of certain loan pools subsequent to acquisition as compared to no provision recorded for both the fourth and first quarters of 2012. Net charge-offs of covered loans totaled $146 thousand during the first quarter of 2013 as compared to no net charge-offs recognized in the fourth and first quarters of 2012. Our allowance for losses on covered loans totaled $7.2 million, $9.5 million, and $13.5 million at March 31, 2013, December 31, 2012 and March 31, 2012, respectively.

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Investments: We recognized no other-than-temporary impairment charges in earnings during the first quarter of 2013, fourth quarter of 2012, and the first quarter of 2012. Our net gains on securities transactions were approximately $4.0 million ($2.3 million after taxes, or $0.01 per common share) for the first quarter of 2013 and were immaterial for both the three months ended December 31, 2012 and March 31, 2012. The net gains for the first quarter were primarily recognized on the sale of zero percent yielding Freddie Mac and Fannie Mae perpetual preferred stock with amortized cost totaling $941 thousand.

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Trading Mark to Market: Net trading gains and losses mainly represent non-cash mark to market gains and losses on our junior subordinated debentures carried at fair value. Net trading gains declined $4.4 million from the fourth quarter of 2012 to a net trading loss of $2.2 million for the first quarter of 2013 as compared to net gains of $2.2 million in the fourth quarter of 2012. Net trading losses totaled $988 thousand for the three months ended March 31, 2012.

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Loans: Total non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) decreased by $191.9 million, or 7.1 percent on an annualized basis, to $10.7 billion at March 31, 2013 from December 31, 2012 largely due to our decision to sell the majority of our new and refinanced residential mortgage loans, some large repayments and reduced line usage within the commercial loan portfolios, and continued strong competition for high quality commercial borrowers. Despite the strong competition and prepayments, the commercial and industrial loan portfolio combined with the commercial real estate portfolio had loan originations of approximately $305 million during the three months ended March 31, 2013 as compared to a strong linked fourth quarter of 2012 totaling $354 million (the highest quarterly amount since 2008). Additionally, our automobile and other consumer loan portfolios increased $24.5 million and $9.1 million, or 12.5 percent and 20.2 percent on an annualized basis, respectively, during the first quarter of 2013. Total covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) decreased to $161.3 million, or 1.5 percent of our total loans, at March 31, 2013 as compared to $180.7 million at December 31, 2012, mainly due to normal collection activity.

Valley National Bancorp (NYSE: VLY)

2013 First Quarter Earnings

April 24, 2013

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Net Interest Income and Margin: Net interest income totaling $110.0 million for the three months ended March 31, 2013 declined by $8.5 million as compared to the fourth quarter of 2012 and decreased $17.4 million from the first quarter of 2012. On a tax equivalent basis, our net interest margin decreased 23 basis points to 3.18 percent in the first quarter of 2013 as compared to 3.41 percent for the fourth quarter of 2012, and decreased 52 basis points from 3.70 percent for the first quarter of 2012. The decreases in both net interest income and margin as compared to the linked fourth quarter of 2012 were mainly due to lower yields on new loans and investment securities caused by the prolonged low level of market interest rates, as well as a decline in average loans. The net interest margin was also negatively impacted by two less days during the first quarter as compared to the linked fourth quarter of 2012. See the “Net Interest Income and Margin” section below for more details.

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Income Tax Expense: Our effective tax rate increased moderately to 29.0 percent for the first quarter of 2013 as compared to 28.5 percent for the fourth quarter of 2012, and decreased from 30.7 percent for the first quarter of 2012. The decrease from the first quarter of 2012 was mainly due to the lower pre-tax income for the first quarter of 2013 and an increase in tax credit investments.

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. The Company’s total risk-based capital, Tier 1 capital, and leverage capital ratios were 12.53 percent, 11.08 percent, and 8.16 percent, respectively, at March 31, 2013.

Gerald H. Lipkin, Chairman, President and CEO commented that, “Our earnings for the first quarter of 2013 were negatively impacted by the less than ideal operating environment. However, our residential mortgage refinance program and the quality of our balance sheet continue to provide us a strong foundation in a difficult economy.” Mr. Lipkin added, “Our total loan originations continued at near record levels during the quarter, even though we believe the level of refinanced mortgage loan closings was actually somewhat slowed due to delays in the start of the application process for many homeowners caused by Hurricane Sandy in the prior quarter. Our outlook, although guarded, remains positive for the housing recovery and our continued success in expanding our mortgage production during 2013.”

Net Interest Income and Margin

Net interest income on a tax equivalent basis decreased $8.4 million to $112.1 million for the first quarter of 2013 from the fourth quarter of 2012 and declined $17.1 million as compared to the first quarter of 2012. Interest income on a tax equivalent basis decreased $9.8 million from the fourth quarter of 2012 mainly due to the combination of lower yields on loans and investments and a $228.2 million decrease in average loans. The decrease in interest income was partially offset by a $1.4 million decline in interest expense, which was mostly driven by lower average balances for time deposits as well as a 5 basis point decrease in the cost of average deposits and a 6 basis point decline in the cost of average long-term borrowings.

The net interest margin on a tax equivalent basis was 3.18 percent for the first quarter of 2013, a decrease of 23 basis points from 3.41 percent in the linked fourth quarter of 2012, and a 52 basis point decline from 3.70 percent for the three months ended March 31, 2012. The yield on average interest

Valley National Bancorp (NYSE: VLY)

2013 First Quarter Earnings

April 24, 2013

earning assets decreased by 27 basis points on a linked quarter basis mainly as a result of lower yields on average loans and investment securities caused by the current and prolonged low level of market yields on new loans and securities, the continued refinance and repayment of higher yielding interest earning assets, and two less days during the first quarter of 2013. The yield on average loans also decreased 27 basis points to 4.82 percent for the three months ended March 31, 2013 from the fourth quarter of 2012. The aggregate net change in infrequent items that impact our loan yields from time to time (such as accelerated interest accretion recognized on certain purchased credit impaired (PCI) loan pools that were fully repaid and loan prepayment penalty fees) accounted for approximately 6 basis points of the 27 basis point decline in our loan yield for the first quarter as compared to the fourth quarter of 2012. Additionally, the repayment volume of higher yielding non-PCI loans (with and without contractual prepayment penalties) remained elevated for the first quarter of 2013 and negatively impacted the overall yield on average loans. The overall cost of average interest bearing liabilities decreased by approximately 3 basis points from 1.63 percent in the linked fourth quarter of 2012 mainly due to declines ranging from 1 to 6 basis points for borrowing costs across all of our interest bearing liability categories during the first quarter of 2013, partly caused by two less days during the first quarter of 2013. Higher cost maturing time deposits largely contributed to the decline in deposit costs and resulted in a $132.4 million decrease in average time deposits as compared to the fourth quarter of 2012. Our cost of total deposits was 0.46 percent for the first quarter of 2013 compared to 0.49 percent for the three months ended December 31, 2012.

We believe our margin may continue to face the risk of compression into the foreseeable future due to the current low level of interest rates on most interest earning asset alternatives. However, we continue to tightly manage our balance sheet and our cost of funds to optimize our returns.

Credit Quality

Total loan delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans were 1.70 percent at March 31, 2013 as compared to 1.73 percent at December 31, 2012 and 1.52 percent at March 31, 2012. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Valley’s PCI loans consist of loans that were acquired as part of FDIC-assisted transactions (the “covered loans”) in 2010 and loans subsequently acquired or purchased by Valley, primarily consisting of loans recorded in the acquisition of State Bancorp on January 1, 2012. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley.

Loans past due 30 to 89 days increased $6.0 million to $55.7 million at March 31, 2013 compared to December 31, 2012 mainly due to higher delinquencies within commercial real estate loans. Within this past due category, commercial real estate loans increased $8.4 million to $21.7 million at March 31, 2013 largely due to one $6.4 million impaired loan (which subsequently paid down to $4.6 million and became current to all contractually past due payments during April 2013), and $3.1 million in matured performing loans in the normal process of renewal. Commercial and industrial loans and construction loans past due 30 to 89 days also included matured performing loans in the normal process of renewal totaling approximately $3.3 million and $3.9 million, respectively, at March 31, 2013. Valley believes the majority of all loan types in this past due category are well secured, in the process of collection and do not represent a material negative trend within the loan portfolio.

Valley National Bancorp (NYSE: VLY)

2013 First Quarter Earnings

April 24, 2013

Loans past due 90 days or more and still accruing decreased $6.3 million to $2.4 million, or 0.02 percent of total loans, at March 31, 2013 compared to $8.7 million, or 0.08 percent at December 31, 2012. The decrease in this past due category was mostly due to matured performing loans in the normal process of renewal within the commercial real estate and construction loan portfolios at December 31, 2012 that were subsequently renewed and performing as of March 31, 2013.

Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities, totaled $200.3 million at March 31, 2013 compared to $195.5 million at December 31, 2012. The $4.7 million increase in NPAs from December 31, 2012 was largely due to a $7.8 million increase in the fair value of non-accrual debt securities at March 31, 2013. The number of non-accrual debt securities remained unchanged from December 31, 2012.

Non-accrual loans decreased $6.2 million to $125.6 million at March 31, 2013 as compared to $131.8 million at December 31, 2012 due, in part, to $3.0 million in loan charge-offs related to the valuation of collateral dependent impaired loans, $2.4 million of transfers to OREO, as well as $1.8 million of commercial impaired loans paid off during the first quarter of 2013. At March 31, 2013 and December 31, 2012, our non-accrual loans also included performing residential mortgage and home equity loans totaling $6.0 million and $3.0 million, respectively, which were classified as non-accrual loans due to the Office of the Comptroller of the Currency guidelines on borrowers in Chapter 7 bankruptcy issued during 2012. Although the timing of collection is uncertain, management believes that most of the non-accrual loans are well secured and largely collectible based on, in part, our quarterly review of impaired loans. Our impaired loans, mainly consisting of non-accrual and troubled debt restructured commercial and commercial real estate loans, totaled $208.7 million at March 31, 2013 and had $28.1 million in related specific reserves included in our total allowance for loan losses.

Troubled debt restructured loans (TDRs) represent loan modifications for customers experiencing financial difficulties where a concession has been granted. Performing TDRs (i.e., TDRs not reported as loans 90 days or more past due and still accruing or as non-accrual loans) totaled $108.7 million at March 31, 2013 and consisted of 98 loans (primarily in the commercial and industrial loan and commercial real estate portfolios) as compared to 88 loans totaling $105.4 million at December 31, 2012. On an aggregate basis, the $108.7 million in performing TDRs at March 31, 2013 had a modified weighted average interest rate of approximately 4.88 percent as compared to a pre-modification weighted average interest rate of 5.54 percent.

With a non-covered loan portfolio totaling $10.7 billion, net loan charge-offs on non-covered loans for the first quarter of 2013 totaled $9.8 million as compared to $4.3 million and $6.3 million for the fourth and first quarters of 2012, respectively. The increase from the fourth quarter of 2012 was largely the result of a $5.0 million loss related to one commercial loan participation (caused by the borrower’s bankruptcy precipitated by fraudulent employee activities), as well as higher charge-offs related to the normal quarterly valuation of collateral dependent impaired loans. Additionally, there were charge-offs totaling $146 thousand on loans in our covered loan pools for the first quarter of 2013 as compared to no charge-offs during both the three months ended December 31, 2012 and March 31, 2012. Charge-offs on covered loan pools are substantially covered by loss-sharing agreements with the FDIC.

Valley National Bancorp (NYSE: VLY)

2013 First Quarter Earnings

April 24, 2013

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at March 31, 2013, December 31, 2012 and March 31, 2012:

	March 31, 2013		December 31, 2012		March 31, 2012
	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category
Loan Category:
Commercial and industrial loans*	$57,740	2.82%	$59,260	2.84%	$65,061	3.00%
Commercial real estate loans:
Commercial real estate	25,910	0.60%	24,651	0.56%	18,568	0.43%
Construction	11,853	2.70%	17,393	4.09%	13,337	3.10%

Total commercial real estate loans	37,763	0.79%	42,044	0.87%	31,905	0.67%
Residential mortgage loans	9,098	0.39%	9,361	0.38%	9,775	0.39%
Consumer loans:
Home equity	1,695	0.37%	1,807	0.37%	2,245	0.44%
Auto and other consumer	3,762	0.38%	3,735	0.39%	5,695	0.63%

Total consumer loans	5,457	0.37%	5,542	0.38%	7,940	0.56%
Unallocated	7,126	—	6,796	—	7,367	—

Allowance for non-covered loans and unfunded letters of credit	117,184	1.10%	123,003	1.13%	122,048	1.12%
Allowance for covered loans	7,180	4.45%	9,492	5.25%	13,528	5.36%

Total allowance for credit losses	$124,364	1.15%	$132,495	1.20%	$135,576	1.22%

*	Includes the reserve for unfunded letters of credit.

The allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans was 1.10 percent at March 31, 2013 as compared to 1.13 percent and 1.12 percent at December 31, 2012 and March 31, 2012, respectively. The allocation percentages for the construction loan category at March 31, 2013 shown in the table above decreased 1.39 percent from the fourth quarter of 2012 largely due to improved expected loss experience and outlook for this portfolio, as well as a $3.0 million decline in specific reserves for one impaired collateral dependent loan. Of the $3.0 million decrease in specific reserves, $1.6 million was due to an increase in the valuation of the loan’s underlying collateral based upon a current appraisal and the remaining $1.4 million was charged-off during the three months ended March 31, 2013. The impaired loan had a carrying value of $5.8 million at March 31, 2013.

Our allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans (excluding non-covered PCI loans with carrying values totaling approximately $909.8 million) was 1.20 percent at March 31, 2013 as compared to 1.25 percent at December 31, 2012. PCI loans are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. There were no allocated reserves for non-covered PCI loans at March 31, 2013 and December 31, 2012.

Valley National Bancorp (NYSE: VLY)

2013 First Quarter Earnings

April 24, 2013

Loans and Deposits

Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans decreased $191.9 million to approximately $10.7 billion at March 31, 2013 from December 31, 2012 mainly due to refinance activity within the residential mortgage loan portfolio and an elevated level of repayments primarily within the commercial loan categories of the PCI loan portfolio.

Total commercial and industrial loans decreased $39.3 million from December 31, 2012 to $2.0 billion at March 31, 2013 as we continued to experience some full loan repayments from a few large borrowers, strong market competition for quality credits, as well as a reduction in line of credit usage during the first quarter. Total commercial real estate loans (including construction loans) also declined $53.2 million from December 31, 2012 to $4.8 billion at March 31, 2013 due to a $52.0 million decrease in PCI loans. The decline in PCI loans was due to normal payments, as well as prepayments caused by strong competition in the Long Island market and excess borrower liquidity. However, construction loans within the non-PCI loan portion of the commercial real estate loan portfolio increased $13.2 million largely due to draw downs on existing construction loans, as well as gradual improvements in demand in our New Jersey market.

Total residential mortgage loans decreased $109.9 million from December 31, 2012 mostly due to a high volume of first quarter refinancing activity, with many of the new loans either sold in the secondary market or held for sale at March 31, 2013. Loans held for sale carried at fair value increased to $135.1 million (with $131.5 million in unpaid contractual balances) at March 31, 2013 as compared to $120.2 million (with $115.4 million in unpaid contractual balances) at December 31, 2012. Our residential mortgage pipeline has remained very robust mainly due to the continued success of our low fixed-price refinance programs and the current low level of market interest rates. During the first quarter of 2013, we originated over $577 million in new and refinanced residential mortgage loans and retained approximately 21 percent of these loans in our loan portfolio at March 31, 2013. Loan servicing rights recognized for the retained servicing of the loans sold during the first quarter totaled $5.5 million at March 31, 2013. We expect to continue an “originate and sell” model for a large portion of our mortgage loan originations during 2013 assuming that market conditions do not adversely change and we are able to maintain an appropriate mix of residential mortgage loans on our balance sheet. During the early part of the second quarter of 2013, application volume continues to be brisk and we are optimistic that the refinance volume should remain strong at least into the foreseeable future.

Automobile loans increased by $24.5 million to $811.1 million at March 31, 2013 as compared to December 31, 2012 largely due to increased new loan volumes as compared to the fourth quarter of 2012. During the first quarter of 2013, we also purchased approximately $10.5 million in auto loans as compared to $6.6 million in purchased loans during the fourth quarter of 2012. From time to time, the Bank purchases automobile loans originated by, and sometimes serviced by, other financial institutions based on several factors, including current loan origination volumes, market interest rates, excess liquidity and other asset/liability management strategies. All of the purchased automobile loans are selected using Valley’s normal underwriting criteria at the time of purchase.

Valley National Bancorp (NYSE: VLY)

2013 First Quarter Earnings

April 24, 2013

Home equity loans declined $23.2 million to $462.3 million at March 31, 2013 as compared to December 31, 2012 due to normal repayment activity outpacing new loan origination volumes. Other consumer loans increased $9.1 million to $188.8 million at March 31, 2013 as compared to $179.7 million at December 31, 2012 mainly due to higher collateralized personal lines of credit balances. Despite the growth in other consumer loans, overall consumer demand has remained somewhat soft as borrowers’ appetite for additional debt continues to be tempered by the uncertain sustainability of a slowly improving economy.

Covered Loans. PCI loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired from LibertyPointe Bank and The Park Avenue Bank as a part of FDIC-assisted transactions during 2010. Our covered loans consist primarily of commercial real estate loans and commercial and industrial loans and totaled $161.3 million at March 31, 2013 as compared to $180.7 million at December 31, 2012. Consistent with our PCI loans acquired and purchased during the first quarter of 2012, all of our covered loans are PCI loans accounted for on a pool basis. For loan pools with better than originally expected cash flows, the forecasted increase in cash flows is recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, on a prospective basis, we reduce the FDIC loss-share receivable by the guaranteed portion of the additional cash flows expected to be received from borrowers on those loan pools. During the first quarter of 2013, we reduced our FDIC loss-share receivable by $1.5 million due to the prospective recognition of the effect of additional cash flows from pooled loans with a corresponding reduction in non-interest income for the period, as compared to $1.8 million during the fourth quarter of 2012.

Deposits. Total deposits increased $38.6 million to $11.3 billion at March 31, 2013 from December 31, 2012 mostly due to higher savings, NOW and money market account balances. Savings, NOW and money market accounts increased $61.8 million to approximately $5.3 billion at March 31, 2013 as compared to December 31, 2012 due to normal municipal account balance fluctuations and continued general increases in retail deposits. Valley’s non-interest bearing deposits totaling $3.6 billion at March 31, 2013 moderately increased by $17.7 million from December 31, 2012 partly due to the current low interest rates on investment alternatives. Valley’s time deposits totaling approximately $2.5 billion at March 31, 2013 decreased $40.9 million as compared to December 31, 2012 largely due to the continued run-off of maturing higher cost retail certificates of deposit and less attractive short-term time deposit rates offered by Valley during the period.

Non-Interest Income

Non-interest income for the first quarter of 2013 decreased $2.5 million from $33.8 million for the linked quarter ended December 31, 2012 largely due to a $4.4 million decrease in net trading gains (primarily related to the mark to market gains and losses on our junior subordinated debentures carried at fair value). Additionally, the reduction in non-interest income attributable to the change in the FDIC loss-share receivable was $3.2 million in the first quarter of 2013 compared to additional income of $43 thousand for the fourth quarter of 2012. The reduction is in large part attributable to a decrease in the estimated additional credit impairment of certain loan pools subsequent to acquisition during the first quarter of 2013, which also reduced our provision for losses on covered loans by $2.2 million. Partially offsetting these decreases in non-interest income, net gains on securities transactions

Valley National Bancorp (NYSE: VLY)

2013 First Quarter Earnings

April 24, 2013

increased to $4.0 million for the first quarter of 2013 from just $44 thousand for the three months ended December 31, 2012 primarily due to the sale of Freddie Mac and Fannie Mae perpetual preferred stock classified as available for sale with amortized cost totaling $941 thousand. Other non-interest income also increased $1.3 million to $3.4 million for the first quarter of 2013 from $2.1 million for the fourth quarter of 2012 primarily due to a $1.7 million decrease in net losses on other real estate owned (related to both sales and valuation of properties).

Non-Interest Expense

Non-interest expense decreased $184 thousand to $95.4 million for the first quarter of 2013 as compared to $95.6 million for the fourth quarter of 2012. Amortization of other intangibles decreased $994 thousand as compared to the fourth quarter of 2012 mainly due to the net recovery of impairment charges totaling $1.3 million on certain loan servicing rights during the first quarter of 2013, partially offset by higher amortization expense caused, in part, by additional loan servicing rights recorded since we implemented an “originate and sell” model for a large portion of our mortgage loan originations starting in the second half of 2012. Professional and legal expense and net occupancy and equipment expense also moderately decreased $673 thousand and $625 thousand, respectively, as compared to the fourth quarter of 2012 due to general and seasonal declines. Partially offsetting the decreases in non-interest expense, salary and employee benefits expense increased $2.1 million primarily due to higher pension costs, seasonal increases in payroll taxes and additional incentive stock compensation expense related to stock awards granted during the first quarter of 2013.

Income Tax Expense

Income tax expense was $12.8 million for the three months ended March 31, 2013 reflecting an effective tax rate of 29.0 percent, as compared to $14.7 million for the fourth quarter of 2012, reflecting an effective tax rate of 28.5 percent and $15.3 million for the first quarter of 2012, reflecting an effective tax rate of 30.7 percent. The increase in rate in the first quarter of 2013 compared to the fourth quarter of 2012 was largely due to a fourth quarter adjustment resulting from the actual tax rate being less than projected for the year ended December 31, 2012. The decrease in rate and tax expense as compared to the first quarter of 2012 was primarily due to a decrease in pre-tax income for the first quarter of 2013 and an increase in tax credit investments.

For the remainder of 2013, we anticipate that our effective tax rate will approximate 29 percent.

About Valley

Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with $16 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 209 branches in 145 communities serving 16 counties throughout northern and central New Jersey, Manhattan, Brooklyn, Queens and Long Island. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.

Valley National Bancorp (NYSE: VLY)

2013 First Quarter Earnings

April 24, 2013

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a severe decline in the general economic conditions of New Jersey and the New York Metropolitan area;

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higher than expected loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business from the recent damages to our primary markets by Hurricane Sandy;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unanticipated deterioration in our loan portfolio;

•	an unanticipated reduction in our “originate and sell” residential mortgage strategy or a slowdown in new and refinanced residential mortgage loan activity;

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Valley’s inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected increases in our allowance for loan losses;

•	higher than expected increases in loan losses or in the level of nonperforming loans;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

Valley National Bancorp (NYSE: VLY)

2013 First Quarter Earnings

April 24, 2013

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legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	the inability to realize expected revenue synergies from recent acquisitions in the amounts or in the timeframe anticipated;

•	inability to retain customers and employees;

•	lower than expected cash flows from purchased credit impaired loans; and

•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012.

We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

#    #    #

-Tables to Follow-

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended
($ in thousands, except for share data)	March 31, 2013	December 31, 2012	March 31, 2012
FINANCIAL DATA:
Net interest income	$110,036	$118,529	$127,459
Net interest income - FTE (1)	112,056	120,409	129,149
Non-interest income (2)	31,296	33,825	22,595
Non-interest expense	95,439	95,623	94,548
Income tax expense	12,814	14,702	15,278
Net income	31,310	36,829	34,531

Weighted average number of common shares outstanding:
Basic	198,924,995	197,795,817	196,930,733
Diluted	198,924,995	197,795,817	196,961,915

Per common share data:
Basic earnings	$0.16	$0.19	$0.18
Diluted earnings	0.16	0.19	0.18
Cash dividends declared	0.16	0.16	0.16

Book value	7.58	7.57	7.58
Tangible book value (3)	5.25	5.26	5.30
Tangible common equity to tangible assets (3)	6.71%	6.71%	6.74%
Closing stock price - high	$10.43	$10.20	$12.59
Closing stock price - low	9.62	8.72	11.35

FINANCIAL RATIOS:
Net interest margin	3.12%	3.36%	3.65%
Net interest margin - FTE (1)	3.18	3.41	3.70
Annualized return on average assets	0.79	0.93	0.88
Annualized return on average shareholders’ equity	8.31	9.71	9.34
Annualized return on average tangible shareholders’ equity (3)	11.97	13.82	13.43
Efficiency ratio (5)	67.53	62.76	63.01

AVERAGE BALANCE SHEET ITEMS:
Assets	$15,821,220	$15,835,049	$15,713,145
Interest earning assets	14,097,974	14,115,272	13,959,777
Loans	11,048,612	11,276,804	10,956,666
Interest bearing liabilities	10,780,932	10,874,993	11,040,905
Deposits	11,202,150	11,171,248	10,996,972
Shareholders’ equity	1,506,968	1,516,675	1,478,133

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	March 31, 2013	December 31, 2012	March 31, 2012
BALANCE SHEET ITEMS:
Assets	$16,028,703	$16,012,646	$15,950,054
Total loans	10,811,499	11,022,799	11,149,522
Non-covered loans	10,650,223	10,842,125	10,897,337
Deposits	11,302,591	11,264,018	10,957,184
Shareholders’ equity	1,507,999	1,502,377	1,493,454

CAPITAL RATIOS:
Tier 1 leverage ratio	8.16%	8.09%	8.08%
Risk-based capital - Tier 1	11.08	10.87	10.59
Risk-based capital - Total Capital	12.53	12.38	12.27

	Three Months Ended
($ in thousands)	March 31, 2013	December 31, 2012	March 31, 2012
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$132,495	$131,597	$136,185
Loans charged-off: (4)
Commercial and industrial	(7,325)	(2,241)	(4,807)
Commercial real estate	(598)	(917)	(570)
Construction	(1,395)	(576)	(510)
Residential mortgage	(892)	(889)	(1,176)
Consumer	(1,509)	(1,730)	(1,483)

Total loans charged-off	(11,719)	(6,353)	(8,546)

Charged-off loans recovered:
Commercial and industrial	1,338	1,565	1,005
Commercial real estate	15	20	120
Construction	—	—	—
Residential mortgage	70	63	514
Consumer	396	403	601

Total loans recovered	1,819	2,051	2,240

Net charge-offs	(9,900)	(4,302)	(6,306)
Provision charged for credit losses	1,769	5,200	5,697

Ending balance - Allowance for credit losses	$124,364	$132,495	$135,576

Components of allowance for credit losses:
Allowance for non-covered loans	$114,664	$120,708	$119,342
Allowance for covered loans	7,180	9,492	13,528

Allowance for loan losses	121,844	130,200	132,870
Allowance for unfunded letters of credit	2,520	2,295	2,706

Allowance for credit losses	$124,364	$132,495	$135,576

Components of provision for credit losses:
Provision for losses on non-covered loans	$3,710	$5,255	$5,374
Provision for losses on covered loans	(2,166)	—	—
Provision for unfunded letters of credit	225	(55)	323

Provision for credit losses	$1,769	$5,200	$5,697

Annualized ratio of net charge-offs of non-covered loans to average loans	0.35%	0.15%	0.23%
Annualized ratio of total net charge-offs to average loans	0.36	0.15	0.23
Allowance for non-covered loan losses as a % of non-covered loans	1.08	1.11	1.10
Allowance for credit losses as a % of total loans	1.15	1.20	1.22

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	March 31,	December 31,	March 31,
ASSET QUALITY: (6)	2013	2012	2012
Accruing past due loans:
30 to 89 days past due:
Commercial and industrial	$7,656	$3,578	$5,531
Commercial real estate	21,665	13,245	8,897
Construction	8,812	6,685	9,312
Residential mortgage	12,424	18,951	12,988
Consumer	5,096	7,227	5,330

Total 30 to 89 days past due	55,653	49,686	42,058
90 or more days past due:
Commercial and industrial	31	283	—
Commercial real estate	259	2,950	711
Construction	—	2,575	—
Residential mortgage	1,885	2,356	1,749
Consumer	229	501	214

Total 90 or more days past due	2,404	8,665	2,674

Total accruing past due loans	$58,057	$58,351	$44,732

Non-accrual loans:
Commercial and industrial	$21,692	$22,424	$24,196
Commercial real estate	56,042	58,625	47,433
Construction	13,199	14,805	17,704
Residential mortgage	31,905	32,623	32,291
Consumer	2,766	3,331	3,583

Total non-accrual loans	125,604	131,808	125,207
Other real estate owned (7)	18,463	15,612	14,119
Other repossessed assets	8,053	7,805	1,769
Non-accrual debt securities (8)	48,143	40,303	38,502

Total non-performing assets (“NPAs”)	$200,263	$195,528	$179,597

Performing troubled debt restructured loans	$108,654	$105,446	$96,152
Total non-accrual loans as a % of loans	1.16%	1.20%	1.12%
Total accruing past due and non-accrual loans as a % of loans	1.70	1.73	1.52
Allowance for losses on non-covered loans as a % of non-accrual loans	91.29	91.58	95.32
Non-performing purchased credit-impaired loans: (9)
Non-covered loans	$18,033	$24,028	$9,961
Covered loans	51,089	47,831	71,179

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)

Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

		Three Months Ended
	(In thousands)	March 31, 2013	December 31, 2012	March 31, 2012
(2)	Non-interest income includes net trading (losses) gains:
	Trading securities	$(30)	$53	$252
	Junior subordinated debentures	(2,172)	2,113	(1,240)

	Total trading (losses) gains, net	$(2,202)	$2,166	$(988)

(3)

This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended
($ in thousands, except for share data)	March 31, 2013	December 31, 2012	March 31, 2012
Tangible book value per common share:
Common shares outstanding	199,045,938	198,438,271	197,069,110

Shareholders’ equity	$1,507,999	$1,502,377	$1,493,454
Less: Goodwill and other intangible assets	(463,206)	(459,357)	(448,814)

Tangible shareholders’ equity	$1,044,793	$1,043,020	$1,044,640
Tangible book value	$5.25	$5.26	$5.30

Tangible common equity to tangible assets:
Tangible shareholders’ equity	$1,044,793	$1,043,020	$1,044,640

Total assets	16,028,703	16,012,646	15,950,054
Less: Goodwill and other intangible assets	(463,206)	(459,357)	(448,814)

Tangible assets	$15,565,497	$15,553,289	$15,501,240
Tangible common equity to tangible assets	6.71%	6.71%	6.74%

Annualized return on average tangible equity:
Net income	$31,310	$36,829	$34,531

Average shareholders’ equity	1,506,968	1,516,675	1,478,133
Less: Average goodwill and other intangible assets	(460,502)	(450,948)	(449,285)

Average tangible shareholders’ equity	$1,046,466	$1,065,727	$1,028,848
Annualized return on average tangible shareholders’ equity	11.97%	13.82%	13.43%

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

		Three Months Ended
	(In thousands)	March 31, 2013	December 31, 2012	March 31, 2012
(4)	Total loans charged-off includes the following covered loan charge-offs:
	Commercial and industrial	$84	$—	$—
	Residential mortgage	62	—	—

	Total covered loans charged-off	$146	$—	$—

(5)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.
(6)

Past due loans and non-accrual loans exclude loans that were acquired as part of FDIC-assisted transactions (covered loans) and acquired or purchased loans during 2012. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(7)

Excludes OREO properties related to FDIC-assisted transactions totaling $11.1 million, $8.9 million and $11.0 million, at March 31, 2013, December 31, 2012 and March 31, 2012, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(8)

Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized gains (losses) totaling $965 thousand, ($6.9) million and ($13.2) million) at March 31, 2013, December 31, 2012 and March 31, 2012, respectively, after recognition of all credit impairments.

(9)

Represent acquired and purchased loans meeting Valley’s definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	March 31, 2013	December 31, 2012
Assets
Cash and due from banks	$381,880	$390,078
Interest bearing deposits with banks	588,156	463,022
Investment securities:
Held to maturity, fair value of $1,614,712 at March 31, 2013 and $1,657,950 at December 31, 2012	1,565,607	1,599,707
Available for sale	955,270	807,816
Trading securities	22,127	22,157

Total investment securities	2,543,004	2,429,680

Loans held for sale, at fair value	135,052	120,230
Non-covered loans	10,650,223	10,842,125
Covered loans	161,276	180,674
Less: Allowance for loan losses	(121,844)	(130,200)

Net loans	10,689,655	10,892,599

Premises and equipment, net	276,664	278,615
Bank owned life insurance	341,217	339,876
Accrued interest receivable	54,174	52,375
Due from customers on acceptances outstanding	2,778	3,323
FDIC loss-share receivable	43,413	44,996
Goodwill	428,234	428,234
Other intangible assets, net	34,972	31,123
Other assets	509,504	538,495

Total Assets	$16,028,703	$16,012,646

Liabilities
Deposits:
Non-interest bearing	$3,575,768	$3,558,053
Interest bearing:
Savings, NOW and money market	5,258,989	5,197,199
Time	2,467,834	2,508,766

Total deposits	11,302,591	11,264,018

Short-term borrowings	147,260	154,323
Long-term borrowings	2,696,003	2,697,299
Junior subordinated debentures issued to capital trusts (includes fair value of $149,767 at March 31, 2013 and $147,595 at December 31, 2012 for VNB Capital Trust I)	190,734	188,522
Bank acceptances outstanding	2,778	3,323
Accrued expenses and other liabilities	181,338	202,784

Total Liabilities	14,520,704	14,510,269

Shareholders’ Equity
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 232,023,233 shares; issued 199,096,457 shares at March 31, 2013 and 198,499,275 shares at December 31, 2012	69,601	69,494
Surplus	1,394,079	1,390,851
Retained earnings	92,451	93,495
Accumulated other comprehensive loss	(47,626)	(50,909)
Treasury stock, at cost (50,519 common shares at March 31, 2013 and 61,004 common shares at December 31, 2012)	(506)	(554)

Total Shareholders’ Equity	1,507,999	1,502,377

Total Liabilities and Shareholders’ Equity	$16,028,703	$16,012,646

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Interest Income
Interest and fees on loans	$132,999	$143,413	$148,460
Interest and dividends on investment securities:
Taxable	14,489	14,100	20,751
Tax-exempt	3,649	3,387	3,119
Dividends	1,680	1,816	1,751
Interest on federal funds sold and other short-term investments	216	253	55

Total interest income	153,033	162,969	174,136

Interest Expense
Interest on deposits:
Savings, NOW and money market	4,702	4,995	5,354
Time	8,111	8,779	10,185
Interest on short-term borrowings	144	209	253
Interest on long-term borrowings and junior subordinated debentures	30,040	30,457	30,885

Total interest expense	42,997	44,440	46,677

Net Interest Income	110,036	118,529	127,459
Provision for losses on non-covered loans and unfunded letters of credit	3,935	5,200	5,697
Provision for losses on covered loans	(2,166)	—	—

Net Interest Income After Provision for Credit Losses	108,267	113,329	121,762

Non-Interest Income
Trust and investment services	1,977	1,985	1,774
Insurance commissions	3,990	3,547	5,436
Service charges on deposit accounts	5,690	6,207	5,946
Gains on securities transactions, net	3,958	44	(157)
Trading (losses) gains, net	(2,202)	2,166	(988)
Fees from loan servicing	1,517	1,362	1,159
Gains on sales of loans, net	15,060	15,636	3,166
(Losses) gains on sales of assets, net	(268)	(812)	32
Bank owned life insurance	1,341	1,590	1,959
Change in FDIC loss-share receivable	(3,175)	43	(90)
Other	3,408	2,057	4,358

Total non-interest income	31,296	33,825	22,595

Non-Interest Expense
Salary and employee benefits expense	50,572	48,461	51,026
Net occupancy and equipment expense	18,889	19,514	17,362
FDIC insurance assessment	3,353	3,550	3,619
Amortization of other intangible assets	1,603	2,597	1,958
Professional and legal fees	3,892	4,565	3,624
Advertising	1,802	1,851	1,688
Other	15,328	15,085	15,271

Total non-interest expense	95,439	95,623	94,548

Income Before Income Taxes	44,124	51,531	49,809
Income tax expense	12,814	14,702	15,278

Net Income	$31,310	$36,829	$34,531

Earnings Per Common Share:
Basic	$0.16	$0.19	$0.18
Diluted	0.16	0.19	0.18
Cash Dividends Declared per Common Share	0.16	0.16	0.16

Weighted Average Number of Common Shares Outstanding:
Basic	198,924,995	197,795,817	196,930,733
Diluted	198,924,995	197,795,817	196,961,915

VALLEY NATIONAL BANCORP

LOAN PORTFOLIO

(in thousands)

	03/31/2013	12/31/2012	09/30/2012	06/30/2012	03/31/2012
Non-covered Loans
Commercial and industrial	$2,045,514	$2,084,826	$2,118,870	$2,165,656	$2,170,378
Commercial real estate:
Commercial real estate	4,351,291	4,417,709	4,445,338	4,441,026	4,347,542
Construction	438,674	425,444	435,939	411,639	430,906

Total commercial real estate	4,789,965	4,843,153	4,881,277	4,852,665	4,778,448
Residential mortgage	2,352,560	2,462,429	2,499,554	2,745,101	2,531,166
Consumer:
Home equity	462,297	485,458	492,338	499,749	507,560
Automobile	811,060	786,528	789,248	778,181	764,082
Other consumer	188,827	179,731	160,118	155,963	145,703

Total consumer loans	1,462,184	1,451,717	1,441,704	1,433,893	1,417,345

Total non-covered loans	$10,650,223	$10,842,125	$10,941,405	$11,197,315	$10,897,337

Covered loans*	161,276	180,674	207,533	226,537	252,185

Total loans	$10,811,499	$11,022,799	$11,148,938	$11,423,852	$11,149,522

*	Loans that Valley National Bank will share losses with the FDIC are referred to as “covered loans”.

Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and

Net Interest Income on a Tax Equivalent Basis

	Quarter End - 03/31/2013			Quarter End - 12/31/2012			Quarter End - 09/30/2012			Quarter End - 06/30/2012			Quarter End - 03/31/2012
($ in thousands)	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets
Loans (1)(2)	$11,048,612	$133,054	4.82%	$11,276,804	$143,470	5.09%	$11,419,251	$146,051	5.12%	$11,297,942	$143,837	5.09%	$10,956,666	$148,470	5.42%
Taxable investments (3)	2,091,866	16,169	3.09%	1,931,717	15,916	3.30%	2,016,878	17,599	3.49%	2,263,054	19,788	3.50%	2,469,057	22,502	3.65%
Tax-exempt investments (1)(3)	568,827	5,614	3.95%	505,156	5,210	4.13%	505,010	5,268	4.17%	464,681	4,965	4.27%	439,927	4,799	4.36%
Federal funds sold and other interest bearing deposits	388,669	216	0.22%	401,595	253	0.25%	342,723	196	0.23%	52,348	31	0.24%	94,127	55	0.23%

Total interest earning assets	14,097,974	155,053	4.40%	14,115,272	164,849	4.67%	14,283,862	169,114	4.74%	14,078,025	168,621	4.79%	13,959,777	175,826	5.04%

Other assets	1,723,246			1,719,777			1,711,111			1,713,023			1,753,368

Total assets	$15,821,220			$15,835,049			$15,994,973			$15,791,048			$15,713,145

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$5,260,535	$4,702	0.36%	$5,163,073	$4,995	0.39%	$5,079,279	$5,051	0.40%	$5,064,315	$4,690	0.37%	$5,072,431	$5,354	0.42%
Time deposits	2,493,288	8,111	1.30%	2,625,681	8,779	1.34%	2,736,233	9,226	1.35%	2,661,794	9,276	1.39%	2,812,582	10,185	1.45%
Short-term borrowings	140,600	144	0.41%	197,442	209	0.42%	502,016	556	0.44%	376,150	369	0.39%	237,676	253	0.43%
Long-term borrowings (4)	2,886,509	30,040	4.16%	2,888,797	30,457	4.22%	2,896,160	30,575	4.22%	2,916,670	30,452	4.18%	2,918,216	30,885	4.23%

Total interest bearing liabilities	10,780,932	42,997	1.60%	10,874,993	44,440	1.63%	11,213,688	45,408	1.62%	11,018,929	44,787	1.63%	11,040,905	46,677	1.69%

Non-interest bearing deposits	3,448,327			3,382,494			3,212,515			3,204,242			3,111,959
Other liabilities	84,993			60,887			59,367			68,361			82,148
Shareholders’ equity	1,506,968			1,516,675			1,509,403			1,499,516			1,478,133

Total liabilities and shareholders’ equity	$15,821,220			$15,835,049			$15,994,973			$15,791,048			$15,713,145

Net interest income/interest rate spread (5)		$112,056	2.80%		$120,409	3.04%		$123,706	3.12%		$123,834	3.16%		$129,149	3.35%
Tax equivalent adjustment		(2,020)			(1,880)			(1,884)			(1,763)			(1,690)

Net interest income, as reported		$110,036			$118,529			$121,822			$122,071			$127,459

Net interest margin (6)			3.12%			3.36%			3.41%			3.47%			3.65%
Tax equivalent effect			0.06%			0.05%			0.05%			0.05%			0.05%

Net interest margin on a fully tax equivalent basis (6)			3.18%			3.41%			3.46%			3.52%			3.70%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)

Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.